						Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

	Nine Months Ended		Six Months Ended		Nine Months Ended
		Jul 3,		Apr 3,		July 4,
		2021		2021		2020
Operating income, as reported		$133,926		$97,553		$102,996
Restructuring and impairment charges	+	3,267	+	2,029	+	6,003
Adjusted operating income		137,193		99,582		108,999
	÷	3			÷	3
		45,731				36,333
	x	4	x	2	x	4
Adjusted annualized operating income		$182,924		$199,164		$145,332
Adjusted effective tax rate	x	13%	x	13%	x	13%
Tax impact		$23,780		$25,891		$18,893
Adjusted operating income (tax effected)		$159,144		$173,273		$126,439

Average invested capital		$1,003,614		$1,002,260		$982,231

ROIC		15.9%		17.3%		12.9%
WACC		8.1%		8.1%		8.8%
Economic Return		7.8%		9.2%		4.1%

	Three Months Ended
	Jul 3,	Apr 3,	Jan 2,	Oct 3,	Jul 4,	Apr 4,	Jan 4,	Sept 28,
	2021	2021	2021	2020	2020	2020	2020	2019
Equity	$1,020,450	$1,013,952	$1,006,959	$977,480	$944,821	$892,558	$908,372	$865,576
Plus:
Debt and finance lease obligations - current	60,468	50,229	148,408	146,829	145,993	107,880	67,847	100,702
Operating lease obligations - current (1) (2)	9,130	9,314	9,351	7,724	8,061	8,546	9,102	—
Debt and finance lease obligations - long-term	187,690	188,730	188,148	187,975	188,626	186,327	186,827	187,278
Operating lease obligations - long-term (2)	33,193	34,751	37,052	36,779	38,077	39,617	41,764	—
Less:
Cash and cash equivalents	(303,255)	(294,370)	(356,724)	(385,807)	(296,545)	(225,830)	(252,914)	(223,761)
	$1,007,676	$1,002,606	$1,033,194	$970,980	$1,029,033	$1,009,098	$960,998	$929,795

(1)	Included in other accrued liabilities on the Condensed Consolidated Balance Sheets.
(2)	In fiscal 2020, Plexus adopted and applied Topic 842 to all leases using the modified retrospective method of adoption. The prior year comparative information has not been restated and continues to be reported under the accounting standards in effect for fiscal 2019.